As filed with the Securities and Exchange Commission on November 10, 2003
                                                                Registration No.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                         UNDERTHE SECURITIES ACT OF 1933

                                   QT 5, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)



           DELAWARE                                                                        72-7148906
(State or Other Jurisdiction of           (Primary Standard Industrial        (I.R.S. Employer Identification No.)
Incorporation or Organization)             Classification Code Number)



                       5655 LINDERO CANYON ROAD, SUITE 120
                       WESTLAKE VILLAGE, CALIFORNIA 91362
                            TELEPHONE: (818) 338-1500
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                  STEVEN REDER
                                    PRESIDENT
                                   QT 5, INC.
                       5655 LINDERO CANYON ROAD, SUITE 120
                       WESTLAKE VILLAGE, CALIFORNIA 91362
                            TELEPHONE: (818) 338-1500
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                          COPIES OF COMMUNICATIONS TO:
                              MARY ANN SAPONE, ESQ.
                             Richardson & Patel LLP
                       10900 Wilshire Boulevard, Suite 500
                          Los Angeles, California 90024
                            Telephone: (310) 208-1182
                           Telecopier: (310) 208-1154

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement. If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

 ===================================================================================================================
                                                          PROPOSED MAXIMUM     PROPOSED
                                                           OFFERING PRICE      MAXIMUM
          TITLE OF EACH CLASS OF            AMOUNT TO BE      PER UNIT        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED          REGISTERED                  OFFERING PRICE (1)    REGISTRATION FEE
 -------------------------------------------------------------------------------------------------------------------
 Common stock, $0.15 par value(1)            5,270,854          $0.16          $842,336             $68.23
 -------------------------------------------------------------------------------------------------------------------
 Common stock, $0.15 par value, issuable
 upon conversion of warrants at $0.40 per     750,000           $0.40          $300,000             $24.27
 share(2)
 -------------------------------------------------------------------------------------------------------------------
 Common stock, $0.15 par value, issuable
 upon conversion of warrants at $0.75 per     750,000           $0.75          $562,500             $45.51
 share(2)
 -------------------------------------------------------------------------------------------------------------------
 Common stock, $0.15 par value, issuable
 upon conversion of warrants at $0.075     12,500,000           $0.16         $2,000,000           $161.80
 per share(2)
 -------------------------------------------------------------------------------------------------------------------
 Common stock, $0.15 par value, issuable
 upon conversion of debentures(2)            34,666,666         $0.16         $5,546,667           $448.73
 -------------------------------------------------------------------------------------------------------------------

 -------------------------------------------------------------------------------------------------------------------
 TOTAL                                       53,937,520                      $13,650,767           $748,54
 ===================================================================================================================

(1) Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2) Calculated pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. INFORMATION MAY HAVE CHANGED SINCE THAT DATE.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, Article Ninth of the registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of each of its directors for monetary damages for breach of such director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director shall be limited to the fullest extent allowed by the amendment. However, any repeal or modification of the indemnity provided by the General Corporation Law shall not adversely affect any limitation on the personal liability of the registrant's directors.

The registrant's Certificate of Incorporation requires it, to the extent and in the manner provided by the General Corporation Law, to indemnify any person against expenses, (including attorneys' fees), judgments, fines and amounts paid in settlement, that are actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding to which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was one of the registrant's directors or officers.

The registrant's Bylaws provide that it must, to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law, indemnify its directors and officers for actions they took in good faith and in a manner reasonably believed to be in, or not opposed to, the registrant's best interests. With respect to any criminal action or proceeding, the officer or director must have had no reasonable cause to believe that his conduct was unlawful. The registrant is required by its Bylaws to advance, prior to the final disposition of any proceeding, promptly following request therefore, all expenses incurred by any officer or director in connection with such proceeding. If the General Corporation Law is amended to provide narrower rights to indemnification than are available under the registrant's Bylaws, such amendment shall not apply to alleged actions or omissions that precede the effective date of such amendment. The registrant's Bylaws permit it to indemnify its employees and agents to the fullest extent permitted by the General Corporation Law.

Section 145 of the General Corporation Law of the State of Delaware permits indemnification of a corporation's agents (which includes officers and directors) because he is a party (or he is threatened to be made a party) to any action or proceeding by reason of the fact that the person is or was an agent of the corporation or because he is a party (or he is threatened to be made a party) to any action or proceeding brought by or on behalf of a corporation. If the agent is successful on the merits in defense of any action or proceeding, the corporation must indemnify the agent against expenses actually and reasonably incurred by the agent in such defense. Indemnification must be authorized in the specific case upon a determination that indemnification is proper because the person has met the applicable standard of conduct to require indemnification. This provision of the General Corporation Law of the State of Delaware is not exclusive of any other rights to which persons seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be borne by the registrant, are as follows:



SEC Filing Fee                      $    781.69
Printing Expenses*                  $  1,000.00
Registrar and Transfer Agent Fee*   $    350.00
Legal Fees                          $ 35,000.00
Accounting Fees*                    $ 12,500.00
Miscellaneous*                      $    100.00
-------------------------------------------------
Total*                              $ 49,731.69

* Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During the last three years the registrant sold securities that were not registered under the Securities Act of 1933. The transactions are as follows:

On August 22, 2003 the registrant received $1,000,000 in gross proceeds at the first closing from an aggregate $2 million sale and issuance of 6% convertible debentures convertible into the registrant's common stock. This offer and sale was made solely to accredited investors. The debentures sold at the first closing are due and payable on August 22, 2006. Related to the financing was the issuance of warrants to purchase one share of common stock for every two shares underlying the debentures. The exercise price for the warrant stock is $0.075 per share and the term of the warrants is five years. The second $1,000,000 closing is scheduled to occur following the effective date of this registration statement. This transaction was exempt from registration pursuant to Regulation D of the Securities Act of 1933.

As part of the negotiations to purchase a non-controlling interest in a bottling facility in Mexico from OCIF-OBAC-SA de CV, the registrant authorized and issued to escrow 2,660,000 shares of its common stock until a definitive agreement could be reached. At present, a definitive agreement has not been reached. The shares are still issued and held in escrow subject to a cancellation fee equal to 15% of the shares of the escrowed common stock, unless a definitive agreement can be reached. The registrant also entered into negotiations with the developers and patent holders of certain rapid test medical devises for an exclusive right to market these devices, at the registrant's option. At present 1,000,160 shares of the registrant's common stock have been authorized and issued into escrow as a partial payment for the right to market, if a definitive agreement is reached. At present, a definitive agreement has not been reached. If the registrant does not complete these acquisitions, it will return the common stock to treasury. If the common stock is transferred to OCIF-OBAC-SA de CV and the developers and patent holders of the rapid test medical devices, the transactions will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

During the month of June 2003 the registrant sold 2,200,854 shares of common stock at a price of $0.15 per share (which was the weighted average price paid by the investors for the stock issuance) in five separate sales transactions to accredited investors. The sales included, in the aggregate, warrants to purchase 1,900,000 shares of common stock for a weighted average exercise price of $0.58 per share. The warrants have a term of five years. The registrant received aggregate net cash proceeds of $331,000 in these offerings. These transactions were exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933. These purchase agreements included a provision in which, if for a period of six months from the date of purchase, the closing price of the registrant's common stock falls below $0.15 per share for a period of five consecutive trading days, the registrant must issue to these investors additional shares. The registrant's common stock closing price fell below $0.15 per share for five consecutive trading days ended October 3, 2003. Therefore, the registrant is required to issue an additional 1,033,334 shares of common stock to these investors. The common stock will be issued after the registrant files a Certificate of Amendment of Certificate of Incorporation increasing its authorized common stock to 300,000,000. This issuance will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

In April and June 2003 the registrant committed to issue 300,000 shares of its common stock to employees in connection with their initial employment. The weighted average fair market value of this common stock was $75,126 or $0.25 per share. These transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

On June 23, 2003 the registrant issued 1,720,000 shares of its common stock at a price of $0.10 per share for total proceeds of $172,000 to SBI-USA LLC pursuant to the terms of a convertible promissory note. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

In April, May and June 2003 the registrant issued 690,000 shares of its common stock to various consultants for services provided to the registrant. These transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

On January 9, 2003, the registrant consummated a reverse merger with MoneyZone.com, Inc., wherein the registrant issued to stockholders of Quicktest 5, Inc. 25,000,000 shares of common stock in exchange for all the issued and outstanding shares of Quicktest 5, Inc. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

ITEM 27. EXHIBITS.

a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

2.1 Agreement and Plan of Merger, dated as of June 28, 1999, by and among the registrant, EBonlineinc.com, Inc., and John D. Brasher, Jr., incorporated by reference to our Current Report on Form 8-K (File No. 000-25022), dated as of July 15, 1999.

2.2 Amendment No. 1 to the Agreement and Plan of Merger, dated as of June 28, 1999, by and among the registrant, EBonlineinc.com, Inc., and John D. Brasher, Jr., incorporated by reference to our Current Report on Form 8-K (File No. 000-25022), dated as of July 15, 1999.

2.3 Letter Agreement between MoneyZone.com and Global Capital Partners Inc. dated as of March 7, 2001, incorporated by reference to our Current Report on Form 8-K (File No. 000-25022), dated as of March 7, 2001.

2.4 Agreement and Plan of Merger, dated as of July 15, 2002, by and among the registrant and QuickTest 5, Inc., incorporated by reference to Exhibit 10.2 of our Schedule 14C (File No. 000-25022), filed with the Commission on December 11, 2002 (the "Schedule 14C").

2.5 Certificate of Merger, dated as of January 9, 2003, between the registrant and Quicktest 5, Inc., incorporated by reference to Exhibit 10.1 of the Schedule 14C.

3.1 Certificate of Incorporation, dated as of April 4, 1989, incorporated by reference to Registration Statement on Form 10-SB (File No. 0-25022), dated as of October 27, 1994.

3.2 Certificate of Amendment to Certificate of Incorporation, dated as of November 8, 1990, incorporated by reference to Registration Statement on Form 10-SB (File No. 0-25022), dated as of October 27, 1994.

3.3 Certificate of Amendment to Certificate of Incorporation, dated as of October 26, 1994, incorporated by reference to Registration Statement on Form 10-SB (File No. 0-25022), dated as of October 27, 1994.

3.4 Certificate of Increase in Number of Authorized Shares of Common Stock, dated as of July 8, 1996, amending the Certificate of Incorporation, incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022), dated as of March 30, 2000.

3.5 Certificate of Amendment to Certificate of Incorporation, dated as of March 12, 1997, incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022), dated as of March 30, 2000.

3.6 Certificate of Amendment to Certificate of Incorporation, dated as of March 20, 1998, incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022), dated as of April 14, 1998.

3.7 Certificate of Amendment to Certificate of Incorporation, dated as of March 31, 1998, incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022), dated as of April 14, 1998.

3.8 Certificate of Amendment to Certificate of Incorporation, dated as of July 8, 1999, incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022), dated as of March 30, 2000.

3.9 Certificate of Amendment to Certificate of Incorporation, dated as of July 22, 1999, incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022), dated as of March 30, 2000.

3.10 Certificate of Amendment to Certificate of Incorporation, dated as of December 17, 1999, incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022), dated as of March 30, 2000.

3.11 By-Laws of MoneyZone.com, Inc., incorporated by reference to Registration Statement on Form 10-SB (File No. 0-25022), dated as of October 27, 1994.

4.1 Form of Registration Rights Agreement, dated as of October 1, 1999, by and among EBonlineinc.com, and each of the investors listed on Exhibit A thereto, incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022), dated as of March 30, 2000.

4.2 Convertible Debenture Purchase and Exchange Agreement dated as of September 15, 2000, incorporated by reference to our Current Report on Form 8-K (File No. 000-25022), dated as of September 15, 2000.

4.3 6% Convertible and Exchangeable Debenture, incorporated by reference to our Current Report on Form 8-K (File No. 000-25022), dated as of September 15, 2000.

4.4 Common Stock Purchase Warrant, incorporated by reference to our Current Report on Form 8-K (File No. 000-25022), dated as of September 15, 2000.

4.5 Registration Rights Agreement, incorporated by reference to our Current Report on Form 8-K (File No. 000-25022), dated as of September 15, 2000.

4.6 Registration Rights Agreement by and among registrant and NDMS Investments, L.P. and NDMS Investments, L.P. assignees incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022) dated as of April 15, 2003.

4.7 $150,000 Promissory Note dated September 30, 2002, between the registrant and NDMS Investments, L.P. incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022) dated as of April 15, 2003.

4.8 Amendment No. 1 to $150,000 Promissory Note dated February 28, 2003 incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022) dated as of April 15, 2003.

4.9 Registration Rights Agreement dated September 30, 2002, between the registrant and NDMS Investments, L.P. incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022) dated as of April 15, 2003.

5. Opinion on legality from Richardson & Patel LLC, filed herewith.

10.1 Office Building Lease dated March 15, 2002 between the registrant and Village Green Officer Park incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022) dated as of April 15, 2003.

10.2 Agreement for the Assignment of Patent Rights, dated April 7, 2002, by and between the registrant and Marshall Anlauf Thompson, incorporated by reference to Exhibit 99.1 of the registrant's Form 8-K as filed with the Commission on January 24, 2003.

10.3 2000 Stock Option Plan, incorporated by reference to Exhibit 10.1 of the registrant's Form S-8 (File No. 333-92236) filed with the Commission on July 11, 2002 (the "Form S-8").

10.4 Amendment No. 1 to the 2000 Stock Option Plan, incorporated by reference to
Exhibit 10.2 of the Form S-8.

10.5 Amendment No. 2 to the 2000 Stock Option Plan, incorporated by reference to
Exhibit 10.3 of the registrant's Form S-8 (File No. 333-103208) filed with the Commission on February 14, 2003.

10.6 Issuance Agreement dated September 30, 2002, by and between the registrant and NDMS Investments, L.P. incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022) dated as of April 15, 2003.

10.7 Issuance Agreement, dated December 31, 2002, by and between the registrant and NDMS Investments, L.P. incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022) dated as of April 15, 2003.

10.8 2003 Incentive Equity Stock Plan, incorporated by reference to Exhibit 10.1 of the registrant's Form S-8 (File No. 333-104740) filed with the Commission on April 25, 2003.

10.9 Employment  Agreement dated June 9, 2003 between the registrant and Timothy
J. Owens, incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022) dated as of September 19, 2003.

10.10 Employment  Agreement dated June 9, 2003 between the registrant and Steven
H. Reder, incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022) dated as of September 19, 2003.

10.11 Employment Agreement dated August 4, 2003 between the registrant and Norman Kunin, incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022) dated as of September 19, 2003.

10.12 Common Stock Purchase Warrant dated June 9, 2003 issued to Timothy J. Owens, incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022) dated as of September 19, 2003.

10.13 Common Stock Purchase Warrant dated June 9, 2003 issued to Steven Reder, incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022) dated as of September 19, 2003.

10.14 Common Stock Purchase Warrant dated August 4, 2003 issued to Norman A. Kunin, incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022) dated as of September 19, 2003.

10.15 Securities Purchase Agreement dated August 19, 2003 between the registrant and various holders of the registrant's convertible debentures, incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022) dated as of September 19, 2003.

10.16 Registration Rights Agreement dated August 19, 2003 between the registrant and various holders of the registrant's convertible debentures, incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022) dated as of September 19, 2003.

10.17 Warrant dated August 19, 2003 between the registrant and various holders of the registrant's convertible debentures, incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022) dated as of September 19, 2003.

10.18 6% Convertible Debenture entered into by the registrant and various holders on August 22, 2003, incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022) dated as of September 19, 2003.

10.19 Letter to holders of 6% Convertible Debentures regarding advance, incorporated by reference to our Form 8-K (File No. 000-25022) filed with the Securities and Exchange Commission on October 31, 2003.

10.20 Security Agreement executed by the registrant in favor of the holders of the 6% Convertible Debentures, incorporated by reference to our Form 8-K (File No. 000-25022) filed with the Securities and Exchange Commission on October 31, 2003.

10.21 License Agreement of Intellectual Property entered into by the registrant and VMM, LLC in October 2003, filed herewith.

16. Letter on change in certifying accountant, incorporated by reference to the Current Report on Form 8-K (File No. 000-25022) dated February 12, 2003.

21 Subsidiaries of the registrant, incorporated by reference to our Annual Report on Form 10-KSB (File No. 000-25022) dated as of September 19, 2003.

22.1  Information  Statement  on Schedule  14C,  incorporated  by  reference  to
Schedule 14C (File No. 000-25022), dated as of March 20, 2000.

22.2  Information  Statement  on Schedule  14C,  incorporated  by  reference  to
Schedule 14C (File No. 000-25022), dated as of December 11, 2002.

23 Consent of Corbin & Company LLC, dated November 4, 2003, filed herewith.

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

(iii) To include any additional or changed material information on the plan of distribution.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the 1933 Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Los Angeles, State of California on the 10th day of November 2003.

QT 5, Inc.
a Delaware corporation





By:      /s/ Timothy J. Owens
         -------------------------------------------
         Timothy J. Owens, Chief Executive Officer


         /s/ Norman A. Kunin
         -------------------------------------------
         Norman A. Kunin, Chief Financial Officer



Pursuant to the requirements of the 1933 Securities Act, this Pre-Effective Amendment No. 2 to Form SB-2 Registration Statement has been signed by the following persons in the capacities with QT 5, Inc. and on the dates indicated.

Dated:November10, 2003




/s/ Timothy J. Owens
-------------------------------------------
Timothy J. Owens, Chief Executive Officer
and Director



Dated:November10, 2003




/s/ Steven Reder
-------------------------------------------
Steven Reder, President and Director



Dated:November10, 2003




/s/ Norman A. Kunin
-------------------------------------------
Norman A. Kunin, Chief Financial Officer